     Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
Treasurer & VP, Investor Relations
217-221-4416

Titan International, Inc. Reports Third Quarter 2017 Net Sales of $371.0 Million,
Up 21 Percent YOY with the Third Consecutive Quarterly Increase

Quarter Highlights

•	Net sales increased $64.8 million (21% YOY); 3rd consecutive quarterly increase

•	Gross profit increased $4.7 million (14% YOY)

•	SG&A expenses were $39.8 million (10.7% of net sales); while adjusted SG&A expenses were 9.0% of net sales, after adjusting for a contingent liability of $6.5 million accrued during the quarter

•	Loss from operations was $5.1 million; representing income from operations of $1.4 million, after giving effect to the above adjustment

•	EPS was $(0.22); while adjusted EPS was $(0.09), a $(0.06) YOY improvement

•	Cash and cash equivalents were $155.7 million at the end of the third quarter

QUINCY, ILLINOIS, November 2, 2017 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the third quarter ended September 30, 2017.

Net sales for the third quarter of 2017 were $371.0 million. This is an increase of 21 percent when compared to net sales of $306.2 million for the third quarter of 2016 and the third consecutive quarter of year-over-year increases. Net loss applicable to common shareholders for the third quarter of 2017 was $12.9 million, versus $9.4 million in the third quarter of 2016.

Net sales for the first nine months of 2017 were $1,092.9 million, an increase of 14 percent when compared to $958.2 million in the first nine months of 2016. Net loss applicable to common shareholders for the first nine months of 2017 was $33.7 million, versus $32.5 million for the first nine months of 2016.

Paul Reitz, President and Chief Executive Officer, commented, "Our third quarter results mark the third consecutive quarter of significant year-over-year growth in net sales. Our top line growth of over 21 percent includes improvements beyond this amount within both our agricultural (ag) and earthmoving/construction segments. All of our segments were up year-over-year for the quarter on higher volume. We continue to see the benefits of our strategic investments over the past couple years result in above-market growth in numerous facets of our business. Titan continues to win new business in our aftermarket channels and this share gain, along with the benefits of product innovations, such as LSW®, led us to substantial sales gains in the third quarter and a 14 percent gain in our year-to-date sales.

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"We saw raw material costs stabilize during the quarter which brought progressively improving monthly results that resulted in a 14 percent gross profit improvement over last year. Our adjusted EBITDA for the quarter increased significantly by 64 percent to $18.9 million. As a reminder this period historically includes plant shutdowns and summer holidays, so this level of adjusted EBITDA is encouraging. In general, the North American OEM market remains challenging with lower volumes and tougher pricing, but we are encouraged by signs of stronger end-markets that should provide some long-awaited tailwinds heading into 2018. We continue to have an ag product mix that is skewed towards smaller products as that segment has grown substantially, while sales of OEM large equipment remain at lower levels.

“During this quarter, we accrued a contingent liability of $6.5 million associated with the Dico, Inc. (Dico) and Titan Tire Corporation legal judgment. We respectfully disagree with the court’s ruling and will appeal. In addition, the former Dico manufacturing facility sits on property located in the heart of Des Moines and we believe it has considerable value for future development.”

James Froisland, Chief Financial Officer and Chief Information Officer commented, "Excluding the accrued contingent liability of $6.5 million for a legal judgment recorded during the quarter, our selling, general and administrative (SG&A) expenses would have continued the downward trend during the quarter with our SG&A expenses declining approximately $3 million on a year-over-year basis despite a significant increase in net sales. On a percentage basis, this adjusted amount represented approximately 9 percent of net sales during the quarter compared to 12 percent of net sales during the comparable prior year quarter. Also during the quarter, we took another step to reduce SG&A expenses in the future and provide better information to run our global businesses by signing a contract for a new cloud-based global ERP system.”

Business Outlook

Paul Reitz commented further, “As we look to the future, we believe that Titan is well positioned to continue on a positive trend with our 2018 net sales growing in the range of 7 percent to 12 percent. Along with the continuing net sales growth, we believe that gross profit improvement in 2018 will be between 25 percent and 40 percent. We’ve seen our SG&A/R&D costs increase and began initiatives in 2017 to reverse that trend. With the continuation of these initiatives in 2018, we expect to drive SG&A/R&D down to the range of 10.0 percent to 10.5 percent of net sales. The gross margin and SG&A/R&D improvements are expected to flow to EBITDA with an increase in the 50 percent to 100 percent range during 2018. We’ve been diligently managing our capital expenditures the past few years and believe we can continue to make prudent investments with capital spending in the $35 million to $45 million range next year.”

Summary of Operations

Net sales for the third quarter ended September 30, 2017, were $371.0 million, up 21 percent from $306.2 million in the comparable prior year period. Overall sales volume was up 14 percent with higher volume across all segments and all geographies. Favorable changes in price/mix increased net sales by five percent and favorable currency translations contributed another two percent increase to net sales.

Net sales for the nine months ended September 30, 2017, were $1,092.9 million, up 14 percent from $958.2 million in the comparable prior year period. Overall sales volume was up ten percent driven by higher volumes in the agricultural and earthmoving/construction segments. Favorable currency translation increased net sales by three percent and a favorable change in price/mix added an additional one percent to net sales.

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Gross profit for the third quarter ended September 30, 2017, was $39.7 million compared with $34.9 million in the comparable prior year period. Gross margin was 10.7 percent of net sales for the latest quarter, compared with 11.4 percent of net sales in the comparable prior year period. The decrease in gross profit as a percent of sales was a result of pricing initiatives to selectively grow market share, primarily in the agricultural segment.

Gross profit for the nine months ended September 30, 2017, was $123.0 million, up 15 percent from $106.9 million in the comparable prior year period. Gross margin was 11.3 percent of net sales for the first nine months of 2017, compared with 11.2 percent of net sales for the comparable prior year period. The increase in gross profit was primarily related to continuous improvement from the implementation of initiatives that focus on lowering costs and increasing efficiencies.

SG&A expenses for the third quarter of 2017 were $39.8 million, compared to $36.3 million for the comparable prior year period. As a percentage of net sales, SG&A was 10.7 percent, compared to 11.9 percent for the comparable prior year period. After adjusting for the accrued contingent liability of $6.5 million for a legal judgment which we will appeal, SG&A for the third quarter of 2017 would have been 9.0 percent of net sales. The decrease in SG&A expenses was the result of management's continuing efforts to reduce costs.

SG&A expenses for the first nine months of 2017 were $115.6 million, compared to $107.7 million for the comparable prior year period. As a percentage of net sales, SG&A was 10.6 percent for the first nine months of 2017, compared to 11.2 percent for the comparable prior year period. The increase in SG&A expenses was primarily due to the costs associated with non-recurring legal and professional fees in the first quarter of 2017 and the aforementioned contingent liability accrual in the third quarter of 2017.

For the third quarter of 2017, research and development (R&D) expenses were $2.5 million, or 0.7 percent of net sales, and royalty expense was $2.6 million, or 0.8 percent of net sales, which both remained relatively flat as a percentage of net sales compared to the prior year period.

For the first nine months of 2017, R&D expenses were $7.9 million, or 0.7 percent of net sales, and royalty expense was $7.7 million, or 0.7 percent of net sales, which both remained relatively flat as a percentage of net sales compared to the prior year period.

Loss from operations for the third quarter of 2017 was $5.1 million, or 1.4 percent of net sales, compared to a loss of $6.3 million, or 2.1 percent of net sales, for the third quarter of 2016, an improvement of 19 percent.

Loss from operations for the first nine months of 2017 was $8.2 million, or 0.8 percent of net sales, compared to a loss of $15.3 million, or 1.6 percent of net sales, for the first nine months of 2016, an improvement of 46 percent.

For the third quarter of 2017, interest expense was $7.5 million versus $8.7 million in the comparable prior year period. Foreign exchange gain was $0.8 million in the third quarter of 2017 versus a gain of $0.4 million in the comparable period in 2016. Other income was $3.0 million in the third quarter of 2017 versus $3.6 million in the same quarter of 2016.

For the first nine months of 2017, interest expense was $22.6 million versus $25.2 million in the comparable prior year period. Foreign exchange gain was $0.0 million in the first nine months of 2017 versus a gain of $7.4 million in the same period in 2016. Other income was $8.4 million in the first nine months of 2017 versus $10.5 million in the same period in 2016.

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The provision for income taxes was $2.4 million for the third quarter of 2017, compared to a $2.1 million benefit in the comparable prior year period. As a result, the third quarter net loss applicable to common shareholders was $12.9 million, equal to $(0.22) per basic and diluted share, compared to a loss of $9.4 million, equal to $(0.17) per basic and diluted share, in the comparable prior year period. The third quarter 2017 adjusted net loss attributable to Titan was $5.5 million, equal to $(0.09) per basic and diluted share, compared to a loss of $8.0 million equal to $(0.15) per basic and diluted share, in the comparable prior year period.

The provision for income taxes was $6.0 million for the first nine months of 2017, compared to $2.6 million in the comparable prior year period. As a result, the first nine months net loss applicable to common shareholders was $33.7 million, equal to $(0.57) per basic and diluted share, compared to a loss of $32.5 million, equal to $(0.60) per basic and diluted share, in the comparable prior year period. The first nine months adjusted net loss attributable to Titan was $23.3 million, equal to $(0.39) per basic and diluted share, compared to a loss of $24.0 million, equal to $(0.45) per basic and diluted share, in the comparable prior year period. The company utilizes adjusted net loss attributable to Titan, a non-GAAP measure, as a means to measure its operating performance. A reconciliation of adjusted net loss attributable to Titan to net loss applicable to common shareholders can be found at the end of this release.

EBITDA was $13.3 million for the third quarter of 2017 versus $11.9 million in the comparable prior year period, an 11 percent increase. EBITDA was $44.2 million for the first nine months of 2017 versus $47.6 million in the comparable prior year period, a 7 percent decrease. Adjusted EBITDA was $18.9 million for the third quarter of 2017 versus $11.5 million in the comparable prior year period, a 64 percent increase. Adjusted EBITDA was $50.7 million for the first nine months of 2017 versus $40.2 million in the comparable prior year period, a 26 percent increase. The company utilizes EBITDA, a non-GAAP measure, as a means to measure its operating performance. A reconciliation of net loss to EBITDA can be found at the end of this release.

Financial Condition

Net cash used for operations for the nine months ended September 30, 2017, was $15.2 million, compared to net cash provided by operations of $54.0 million for the comparable prior year period. Capital expenditures were $23.6 million for the first nine months of 2017 versus $30.8 million for the comparable prior year period.

Principal and dividend payments of $41.9 million were paid during the first nine months of 2017. The company ended the first nine months of 2017 with total cash and cash equivalents of $155.7 million. Long-term debt at September 30, 2017, was $411.2 million, compared to $408.8 million at December 31, 2016. Short-term debt was $36.2 million at September 30, 2017, versus $97.4 million at December 31, 2016. Net debt (total debt less cash, cash equivalents, and certificates of deposit) was $291.7 million at September 30, 2017, versus $308.3 million at December 31, 2016.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the third quarter financial results on Thursday, November 2, 2017, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “Webcasts & Events” section (http://titan-intl.investorroom.com/webcasts). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

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In order to participate in the real-time teleconference with the ability to ask questions, participants in the U.S. should dial (888) 347-5307, participants in Canada should dial (855) 669-9657, and other international callers should dial (412) 902-4283.

A webcast replay of the teleconference will be available on our website (http://titan-intl.investorroom.com/webcasts) soon after the live event. There is no charge to access the webcast replay. The transcript from the teleconference will be made available on our website (http://titan-intl.investorroom.com/webcasts) following the live event.

Safe Harbor Statement
This press release contains forward-looking statements, including statements under “Business Outlook.” These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of a recession on the company and its customers and suppliers; changes in the company’s end-user markets into which the company sells its products as a result of world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the company’s competitors; unfavorable outcomes of legal proceedings; availability and price of raw materials; levels of operating efficiencies; the effects of the company's indebtedness and its compliance with the terms thereof; actions of domestic and foreign governments; geopolitical and economic uncertainties relating to the countries in which the company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

About Titan
Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Net sales	$370,988	$306,195	$1,092,888	$958,203
Cost of sales	331,323	271,275	969,932	851,268
Gross profit	39,665	34,920	122,956	106,935
Selling, general and administrative expenses	39,753	36,348	115,553	107,712
Research and development expenses	2,457	2,597	7,908	7,790
Royalty expense	2,596	2,285	7,739	6,688
Loss from operations	(5,141)	(6,310)	(8,244)	(15,255)
Interest expense	(7,537)	(8,714)	(22,578)	(25,208)
Foreign exchange gain	815	398	48	7,403
Other income	3,041	3,578	8,398	10,532
Loss before income taxes	(8,822)	(11,048)	(22,376)	(22,528)
Provision (benefit) for income taxes	2,396	(2,074)	5,964	2,578
Net loss	(11,218)	(8,974)	(28,340)	(25,106)
Net income (loss) attributable to noncontrolling interests	800	(966)	1,424	(1,099)
Net loss attributable to Titan	(12,018)	(8,008)	(29,764)	(24,007)
Redemption value adjustment	(882)	(1,367)	(3,981)	(8,475)
Net loss applicable to common shareholders	$(12,900)	$(9,375)	$(33,745)	$(32,482)

Earnings per common share:
Basic	$(.22)	$(.17)	$(.57)	$(.60)
Diluted	$(.22)	$(.17)	$(.57)	$(.60)
Average common shares and equivalents outstanding:
Basic	59,600	53,946	59,247	53,895
Diluted	59,600	53,946	59,247	53,895

Dividends declared per common share:	$.005	$.005	$.015	$.015

Segment Information (Unaudited)
Amounts in thousands

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales
Agricultural	$170,895	$138,568	$524,335	$438,108
Earthmoving/construction	156,442	128,917	443,030	401,649
Consumer	43,651	38,710	125,523	118,446
	$370,988	$306,195	$1,092,888	$958,203

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	September 30, 2017	December 31, 2016

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$155,675	$147,827
Certificates of deposit	—	50,000
Accounts receivable, net	236,216	179,384
Inventories	331,378	272,236
Prepaid and other current assets	62,632	79,734
Total current assets	785,901	729,181
Property, plant and equipment, net	440,078	437,201
Deferred income taxes	9,259	4,663
Other assets	94,672	94,851
Total assets	$1,329,910	$1,265,896

Liabilities
Current liabilities
Short-term debt	$36,174	$97,412
Accounts payable	184,330	148,255
Other current liabilities	133,631	120,437
Total current liabilities	354,135	366,104
Long-term debt	411,230	408,760
Deferred income taxes	17,807	13,183
Other long-term liabilities	84,611	80,161
Total liabilities	867,783	868,208

Redeemable noncontrolling interest	111,016	104,809

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 60,715,356 issued, 59,700,839 outstanding)	—	—
Additional paid-in capital	534,522	479,075
Retained earnings (deficit)	(13,445)	17,214
Treasury stock (at cost, 1,014,517 and 1,083,212 shares, respectively)	(9,502)	(10,119)
Stock reserved for deferred compensation	(1,075)	(1,075)
Accumulated other comprehensive loss	(154,569)	(188,278)
Total Titan shareholders’ equity	355,931	296,817
Noncontrolling interests	(4,820)	(3,938)
Total equity	351,111	292,879
Total liabilities and equity	$1,329,910	$1,265,896

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Nine months ended
	September 30,
Cash flows from operating activities:	2017	2016
Net loss	$(28,340)	$(25,106)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	44,029	44,889
Deferred income tax provision	(476)	172
Stock-based compensation	1,173	1,164
Issuance of treasury stock under 401(k) plan	413	422
Foreign currency translation loss	1,061	9,822
(Increase) decrease in assets:
Accounts receivable	(46,715)	2,788
Inventories	(46,083)	4,805
Prepaid and other current assets	20,046	(12,314)
Other assets	2,948	25
Increase (decrease) in liabilities:
Accounts payable	26,372	21,344
Other current liabilities	8,821	11,315
Other liabilities	1,539	(5,342)
Net cash provided by (used for) operating activities	(15,212)	53,984
Cash flows from investing activities:
Capital expenditures	(23,580)	(30,846)
Certificates of deposit	50,000	—
Other	1,293	1,687
Net cash provided by (used for) investing activities	27,713	(29,159)
Cash flows from financing activities:
Proceeds from borrowings	33,540	2,390
Payment on debt	(41,003)	(14,042)
Dividends paid	(868)	(810)
Net cash used for financing activities	(8,331)	(12,462)
Effect of exchange rate changes on cash	3,678	2,958
Net increase in cash and cash equivalents	7,848	15,321
Cash and cash equivalents, beginning of period	147,827	200,188
Cash and cash equivalents, end of period	$155,675	$215,509

Supplemental information:
Interest paid	$18,360	$19,827
Income taxes paid, net of refunds received	$550	$4,316
Noncash investing and financing information:
Issuance of common stock for convertible debt payment	$58,460	$—

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between both adjusted net loss attributable to Titan and adjusted EBITDA, both non-GAAP financial measures, and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present both adjusted net loss attributable to Titan and adjusted EBITDA as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net loss attributable to Titan and adjusted EBITDA should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net loss attributable to Titan to net loss applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and nine month periods ended September 30, 2017 and 2016.

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Net loss applicable to common shareholders	$(12,900)	$(9,375)	$(33,745)	$(32,482)
Remove redemption value adjustment	(882)	(1,367)	(3,981)	(8,475)

Adjustment:
Contingency accrual	6,500	—	6,500	—

Adjusted net loss attributable to Titan	$(5,518)	$(8,008)	$(23,264)	$(24,007)

Adjusted earnings per share - Basic	$(0.09)	$(0.15)	$(0.39)	$(0.45)
Average shares outstanding - Basic	59,600	53,946	59,247	53,895

Adjusted earnings per share - Diluted	$(0.09)	$(0.15)	$(0.39)	$(0.45)
Average shares outstanding - Diluted	59,600	53,946	59,247	53,895

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The table below provides a reconciliation of net loss to EBITDA and adjusted EBITDA, non-GAAP measures, for each of the three and nine month periods ended September 30, 2017 and 2016.

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Net loss	$(11,218)	$(8,974)	$(28,340)	$(25,106)
Adjustments:
Provision for income taxes	2,396	(2,074)	5,964	2,578
Interest expense	7,537	8,714	22,578	25,208
Depreciation and amortization	14,543	14,274	44,029	44,889
EBITDA	$13,258	$11,940	$44,231	$47,569
Adjustments:
Contingency accrual	6,500	—	6,500	—
Foreign exchange gain	(815)	(398)	(48)	(7,403)
Adjusted EBITDA	$18,943	$11,542	$50,683	$40,166

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